SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

                       ___________________


 Date of Report (Date of earliest event reported) April 24, 1997

                   BIOCONTROL TECHNOLOGY, INC.
     (Exact name of registrant as specified in its charter)



        Pennsylvania                 0-10822               25-1229323
(State of other jurisdiction (Commission File Number)    (IRS Employer
     of incorporation)                                 Identification No.)


      300 Indian Springs Road, Indiana, Pennsylvania 15701
    (Address of principal executive offices)       (Zip Code)


Registrant's telephone number, including area code (412) 349-1811



_________________________________________________________________
                 (Former name or former address,
                  if changes since last report.)



Item 1.   Change in Control of Registrant.
          Not applicable.

Item 2.   Acquisition or Disposition of Assets.
          Not applicable.

Item 3.   Bankruptcy or Receivership.
          Not applicable.

Item 4.   Changes in Registrant's Certifying Accountant
          Not applicable.

Item 5.   Other Events.
          On  April 24, 1997, Biocontrol Technology, Inc.
(NASDAQ:BICO) announced that its HOTBottom antifouling paint has been applied to two of the world's finest luxury megayachts, OCTOPUSSY and PICANTE. HOTBottom is manufactured and marketed through BICO subsidiary Barnacle Ban Corporation.

Item 6.   Resignation of Registrant's Directors.
          Not Applicable

Item 7. Financial Statement, Pro Forma Financial Information and Exhibits.

          (a)  Financial Statements and Businesses Acquired - Not
               Applicable.

          (b)  Pro Forma Financial Information - Not Applicable.

          (c)  Exhibits-Press Release


                           SIGNATURES

      Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   BIOCONTROL TECHNOLOGY, INC.


                                   by /s/   Fred E. Cooper
                                            Fred E. Cooper, CEO

DATED: April 24, 1997
                                                  BICO
                                      BIOCONTROL TECHNOLOGY, INC.
                              2275 Swallow Hill Road, Bldg.  2500
                                            Pittsburgh, PA  15220


Press Release

Release:  Immediate

For More Information, Call:

Investors                                          Media
Diane McQuaide
Susan Taylor
1.412.429.0673  phone
1.412.279.9455 phone
1.412.279.9690  fax
1.412.279.9447 fax


            BIOCONTROL GIVES MEGAYACHTS A HOTBOTTOM

      Pittsburgh,  PA  - April 24, 1997 - Biocontrol  Technology,
Inc.   (Nasdaq:BICO)   announced  today   that   its   HOTBottom
antifouling paint has been applied to two of the world's finest luxury megayachts, OCTOPUSSY and PICANTE. HOTBottom is manufactured and marketed through BICO subsidiary Barnacle Ban Corporation. HOTBottom's secret formula makes it an excellent hot antifouling coating for boat bottoms that travel in both fresh and salt waters.
     Built in 1988 for wealthy New York car dealer John Staluppi, OCTOPUSSY is considered one of the world's fastest luxury megayachts with a maximum speed of 43 to 44 knots. At that speed, OCTOPUSSY guests can have breakfast, lunch, and dinner in three separate ports, a fact that attracted her owner and draws many to charter her. The 143' OCTOPUSSY, with five staterooms and a crew of six to seven, is owned by South Florida businessman Abraham Gosman's A.M.A. Charter Corp., and the megayacht charters for $68,000 (low season) to $72,000 (high season) per week.
      Although the 120' PICANTE is not quite as focused on speed as is the OCTOPUSSY, Captain Michael Churchward was excited to find the PICANTE to be two knots faster after having HOTBottom antifouling paint applied. Like OCTOPUSSY, motor yacht PICANTE also has five staterooms, a crew of six and is outfitted with all the comforts of home including air conditioning, TV/VCR, cellular phone, and fax.
     "For such well-known, high-priced motor yachts so interested in speed and performance to choose our HOTBottom antifouling paint is important recognition of the paint's ability to not only deliver excellent antifouling results but also to supply a smooth hard finish that reduces drag and thereby helps to increase speed," said James M. McGuire, chief executive officer of Barnacle Ban Corporation.
      Biocontrol further announced the addition of two key personnel to the Barnacle Ban Corporation staff.
      Mr. James H. Chamberlain (Jim) has joined Barnacle Ban as Sales and Marketing Manager.
      "With over twenty years of experience in the recreational marine paint industry," said Barnacle Ban CEO, James McGuire, "Mr. Chamberlain's significant sales, contacts, and strong technical background will certainly be an asset to our expansion efforts."
      Before joining Barnacle Ban, Mr. Chamberlain was Product Manager for Rule Industries Paint Division from 1990 to 1997 and served as General Manager, Technical Sales Manager, and Technical Sales Representative for Sea Hawk paint from 1982 through 1990. He is also a member of the Marine Steering Committee for the National Paint and Coatings Association and has authored several industry articles including "Choosing a Bottom Paint," Cruising World, April 1991; "Bottom Work," Boating Industry, April 1996; and "Recreational Bottom Paint Overview," The Coatings Agenda America 1996/97, August 1996.
     Mr. Mike Steiner is now a Technical Sales Representative for the states of Washington and Oregon. A bottom paint specialist, he has over ten years experience selling and applying bottom paint. Mr. Steiner was General Manager of Wyman's Marina in Anacortes, WA for 11 years prior to assuming his new position at Barnacle Ban.
      Biocontrol further announced that three new manufacturers' representatives and a foreign distributor have been set for the Barnacle Ban HOTBottom products. The Merifield Company, which has been providing quality representation to many of the nation's leading marine manufacturers since 1932, will cover the Northwestern US; Mac-Hugh & Associates, formed in 1989, will represent the products in the Texas/Florida panhandle area; and Niven Damon Company, established in 1953 as William J. Hill Co., will represent the products from New York State to Maine.
     An agreement for foreign distribution was recently signed by Barnacle Ban and Liquiplast s.r.l. Industria Vernici, located in Livorno, Italy. Liquiplast has an established sales, marketing and distribution system for marine products and will promote and act as distributor in Italy for HOTBottom antifouling paint.
      Biocontrol Technology, Inc. has its corporate offices in Pittsburgh, PA and is involved in the development and manufacture of biomedical devices and environmental products. Its subsidiary, Barnacle Ban Corporation, also has its administrative and manufacturing facilities in Pittsburgh, PA and manufactures and markets marine coatings.